                                                                     EXHIBIT 2.2

                     ACQUISITION AND CONTRIBUTION AGREEMENT



                  THIS ACQUISITION AND CONTRIBUTION AGREEMENT (this "Agreement") dated as of October 9, 1998 by and among STRATEGIC TIMBER TRUST II, LLC, a Georgia limited liability company ("STTII"), STRATEGIC TIMBER TWO OPERATING CO., LLC, a Georgia limited liability company ("STTOC"), STRATEGIC TIMBER PARTNERS II, LP, a Georgia limited partnership ("STPII"), and GREGORY M. DEMERS, T. YATES EXLEY, KING INVESTMENT GROUP, INC., OLD PIONEER, LLC, DARRICK SALYERS and JAMES A. YOUEL (collectively, "Members" and each, individually, a "Member"), owners of all the membership interests of Pioneer Resources, LLC, an Oregon limited liability company, and FRONTIER RESOURCES, LLC, an Oregon limited liability company ("Frontier"). STTOC, STTII, STPII, Members and Frontier, in consideration of the mutual agreements set forth below (the mutuality, adequacy and sufficiency of which are acknowledged), agree with the intent to be legally bound as follows:

                                   ARTICLE 1

                      BACKGROUND AND PURPOSE; DEFINITIONS

         1.1 BACKGROUND AND PURPOSE. Pioneer (hereinafter defined) holds certain assets including the Timberlands (hereinafter defined). STPII desires to purchase certain Interests (hereinafter defined) and the Members desire to contribute the remaining Interests to STPII following the withdrawal from Pioneer of the Excluded Assets (hereinafter defined) for the consideration set forth and pursuant to the terms of this Agreement.

         1.2      DEFINITIONS. For purposes of this Agreement:

               -  The "Act" is defined in Section 5.9(b)(ii).

               - "affiliate" of, or person "affiliated" with a specified person, means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the persons specified.

               - "this Agreement" includes this Agreement and any amendments or other modifications and supplements to this Agreement, and all exhibits, schedules and other attachments to it, as executed and delivered by the parties thereto.

               - "Applicable Law" means all applicable provisions of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment, release, license, permit, stipulation or other official pronouncement enacted or issued by any Governmental Authority or arbitrator or arbitration panel.

               -  "August 31, 1998 Appraisal" is defined in Section 2.8.




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         -        "Class B Units" mean those partnership Class B Units in STPII which have the rights, privileges and obligations set forth in the Partnership Agreement.

         -        "Closing" is defined in Section 3.1.

         -        "Closing Appraisal" is defined in Section 2.8.

         -        "Closing Date" is defined in Section 3.2.

         -        The "Companies" means, collectively, STTOC, STPII and STTII.

         -        "Companies Delivered Agreements" is defined in Section 5.2.

         - "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         - "contract" means any contract, agreement, commitment, arrangement, undertaking or understanding of any kind whatsoever, written or oral, together with all related amendments, modifications, supplements, waivers and consents.

         -        "Effective Time" is defined in Section 3.2.

         -        "Environmental Laws" is defined in Section 4.3(j)(i).

         - "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

         - "Excluded Assets" means all assets of Pioneer other than (i) the Timberlands; (ii) the Timberlands Related Assets; (iii) the Retained Contracts; (iv) the Permits relating to the Timberlands; (v) all warranty, indemnification and other rights with respect to any of the Timberlands other than the Excluded Assets under contracts or conveyancing documents pursuant to which Pioneer acquired the asset in question;
                  (vi) all claims and rights of action against any third party which relate to or arise out of Pioneer's ownership, use or possession of the Timberlands (except such claims and rights of action which may offset liabilities of Frontier or any of the Members under this Agreement); (vii) the Financial Statements; (viii) Pioneer's (a) minute books, (b) tax records and (c) other books and records relating to the Timberlands, the Timberlands Related Assets and the Retained Contracts; and (ix) the personal property described on
                  Schedule 4.3(f). "Excluded Assets" also include such other assets described on Schedule 1.2. Schedule 1.2 in part defines the parties' rights and obligations with respect to the Excluded Assets.

         -        "Excluded Liabilities" is defined in Section 2.5.




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         -        "Existing Credit Agreement" means that certain Amended and
                  Restated Credit Agreement dated March 26, 1998, as amended to the date hereof, evidencing the Existing Credit Facility among Pioneer, as borrower, Lane Plywood, Inc., Kinzua Resources, L.L.C., Pioneer Aviation, LLC and Pioneer Merger, Inc., as guarantors, Bank of Montreal, individually and as administrative agent and the lenders which are parties thereto.

         - "Existing Credit Facility" means all of the obligations and other indebtedness outstanding under and pursuant to the Existing Credit Agreement.

         - "Escrow Agreement" means the Escrow Agreement among the Member Representative, STPII and First Union National Bank as escrow agent dated as of the date of this Agreement relating to the Purchase Price Adjustment.

         -        "Financial Statements" is defined in Section 4.3(e).

         - "Financing" means, collectively, (a) the Replacement Credit Facilities evidenced by the Replacement Credit Agreement and
                  (b) that senior secured bridge loan in the aggregate committed amount of $35,000,000 and evidenced by, among other loan documentation, that certain Bridge Loan Agreement dated as of the date of this Agreement, among STTII, as borrower, the lenders party thereto, and ABN AMRO Bank N.V., as administrative agent for the lenders.

         -        "Frontier Delivered Agreements" is defined in Section
                  4.3(o)(v).

         -        "Frontier Indemnitees" is defined in Section 7.4.

         - "Governmental Authority" means any federal, state, local or foreign legislative, executive, judicial, quasi-judicial or other public authority, agency, department, bureau, division, unit, court or other public body, person or entity.

         -        "Harvest Certificate" is defined in Section 3.5(k).

         - "Interests" means all of the outstanding membership units in Pioneer.

         - "IPO" means any one of the following (i) STT's initial underwritten offering of its shares to the public pursuant to an effective registration statement filed with the SEC; (ii) a private placement of Partnership units or STT shares to equity investors; or (iii) a debt offering of debt securities by the Partnership pursuant to a registration statement that has been declared effective by the SEC.

         - "IRC" means the Internal Revenue Code of 1986, as amended, and any successor statute.

         -        "Joinder Agreement" is defined in Section 3.6(b).

         -        "knowledge" is defined in Section 4.3, Section 4.5, Section
                  5.8 and Section 7.1 (b).




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         -        "Lien" means any mortgage, deed to secure debt, deed of
                  trust, security interest, lien, pledge, charge, right of refusal, encumbrance or adverse claim of any kind and any other security arrangement of any nature whatsoever, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the interest of a lessor or lessee under a lease treated as a capitalized lease under generally accepted accounting principles.

         -        "Loss" is defined in Section 7.l(a).

         - "Mach One" means Mach One Partners, LLC, a Georgia limited liability company.

         - "MBG" means Mason, Bruce & Girard, Inc., forestry consultants to Pioneer and STPII

         -        "Member Delivered Agreements" is defined in Section 4.2(b).

         - "Member Representative" means Gregory M. Demers, or such other person appointed pursuant to Article 11.

         - "Partnership Agreement" means that certain First Amended and Restated Agreement of Limited Partnership of STPII, in substantially the form as the attached Exhibit A.

         -        "Permits" is defined in Section 4.3(i).

         - "Permitted Encumbrances" means all reforestation obligations, ad valorem taxes not yet due and payable; all general and special exceptions listed on the Title Policies, those matters shown on Schedule 1.3; and other existing Liens, easements, restrictions and leases which do not, individually or in the aggregate, adversely affect Pioneer's reasonable use and enjoyment of the Timberlands for the planting, growing and harvesting of timber or otherwise materially impair the value or marketability of the Timberlands.

         - "person" means any individual, sole proprietorship, partnership, joint venture, estate, trust, unincorporated organization, association, corporation, limited liability company, institution or other entity, including any that is a Governmental Authority.

         - "Pioneer" means Pioneer Resources, LLC, an Oregon limited liability company, without its Subsidiaries or its affiliates.

         - "plan" means any plan, program, policy or arrangement and all related amendments, modifications, supplements, waivers and consents.

         -        "Pre-Closing Period" is defined in Section 6.8(a).



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         -        "Purchase Price" is defined in Section 2.2(a).

         -        "Purchase Price Adjustment" is defined in Section 2.8.

         - "Replacement Credit Agreement" means that certain Replacement Credit Agreement dated as of the date of this Agreement, among Pioneer, as borrower, the lenders party thereto, First Union National Bank, as administrative agent for the lenders, ABN AMRO Bank N.V., as syndication agent for the lenders, and NationsBank, N.A. as documentation agent for the lenders.

         - "Replacement Credit Facilities" means those senior secured credit facilities in the aggregate committed amount of $270,000,000 in favor of Pioneer and evidenced by, among other loan documentation, the Replacement Credit Agreement, which would at Closing replace the Existing Credit Facility in its entirety.

         -        "Retained Contracts" is defined in Section 2.4(d).

         -        "Retained Liabilities" is defined in Section 2.4.

         -        "State Acts" is defined in Section 5.9(b)(ii).

         - "STPII" means Strategic Timber Partners II, LP, a Georgia limited partnership.

         - "STT" means Strategic Timber Trust, Inc., a Georgia corporation that will elect to be classified as a real estate investment trust as defined in IRC s. 856.

         - "STTII" means Strategic Timber Trust II, LLC, a Georgia limited liability company.

         - "STTOC" means Strategic Timber Two Operating Co., LLC., a Georgia limited liability company.

         -        "STTOC Indemnitees" is defined in Section 7.2.

         - "Subsidiary" means, with respect to any person, a corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is at that time, directly or indirectly, owned or controlled by such person, or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries.

         - "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local or other income, unitary, business, franchise, capital stock, real property, personal property, intangible, withholding, FICA, unemployment compensation, disability, transfer, sales, severance, harvest, yield, use, excise and other taxes, assessments, charges, duties,



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                  fees or levies of any kind whatsoever imposed by a
                  Governmental Authority (whether or not requiring the filing of returns), and all deficiency assessments, additions to tax, penalties and interest thereon.

         - "Title Policies" means (a) a standard coverage policy or policies of title insurance insuring Pioneer that title to the Timberlands is vested in Pioneer (except that title to the lands described on Schedule 4.3(d) is vested in various third parties, subject to the rights of Pioneer to some or all of the timber on such lands) and insuring that such title is free and clear of Liens except for the Permitted Encumbrances, the total insurance amount of which is $360,000,000 (the "Pioneer Policy"), and (b) a standard coverage policy or policies of title insurance insuring Frontier and the Members as to title to the Timberlands in form, content and amount identical to, and issued by the same insurers as, the Pioneer Policy (the "Frontier Policy"). If and to the extent required by each of the title insurers, some or all of the Title Policies may contain (i) a provision to the effect that remaining coverage under the Frontier Policy as to a particular parcel or parcels shall be reduced by the amount of any loss payment as to such parcel or parcels under the Pioneer Policy (commonly called a "pro tanto" provision), (ii) an allocation of value/coverage limits among various parcels which is acceptable to the title insurers, and (iii) such other customary provisions as are reasonably required by the title insurers as a condition to issuance of insurance. It is contemplated that the Pioneer Policy will include a "nonimputation" endorsement in favor of Pioneer to the effect that the knowledge or acts of the Members (and of employees for the Pioneer Policy as it relates to the real property in Washington and Oregon and if available, in California) shall not be imputed to Pioneer, provided that the Members shall not be required to sign any affidavit or other document creating personal liability for any such Member as a condition to issuance of such endorsement. It is additionally contemplated that reinsurance will be involved in the issuance of the Title Policies, provided that all reinsurance agreements allow direct access by all insureds to all insurers pursuant to the 1994 ALTA Faculative Reinsurance Agreement.

         - "Timberlands" means those certain tracts or parcels of land more particularly described on Schedule 1.1, including all timber and such rights as Pioneer may have in minerals or other resources located thereon or appertaining thereto, all buildings, fixtures, and other improvements and appurtenances and all related easements.

         - "Timberlands Related Assets" means all of Pioneer's rights with respect to items of personal property relating to the Timberlands, including any maps, timber harvest plans, plats, GIS data and other proprietary information pertaining to such tracts, all title insurance policies, timber and other contracts which at the Effective Time affect any of the Timberlands, excepting those assets listed on Schedule 1.2.

         -        "Value Shortfall" is defined in Section 2.8.

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         1.3      CERTAIN RULES OF CONSTRUCTION. The following rules of
construction shall apply to this Agreement:

                           (a)      Including. "Including" and other words or
phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations and equivalent to the terms "including, but not limited to," and "including, without limitation."

                           (b)      Ordinary Course of Business. The phrases
"ordinary course of business" and "ordinary and regular course of business" means action consistent with the past practices of Pioneer and action taken in the ordinary course of the normal day-to-day operations of Pioneer and specifically includes transactions with Kinzua Resources, LLC, Pioneer Merger, Inc., Pioneer Aviation, LLC, and Lane Plywood, Inc.

                           (c)      Negotiated Agreement. STTOC, STTII, STPII,
Frontier and each of the Members acknowledge that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party solely because such party or its representatives were the drafters of any such provision.

                                   ARTICLE 2

                    CONTRIBUTION; SALE OF PIONEER INTERESTS

         2.1 PARTNERSHIP CONTRIBUTION. At Closing, (i) STTII, STTOC, Mach One and Members will execute the Partnership Agreement; and (ii) after the purchase described in Section 2.2 below, the Members shall contribute all of their remaining Interests (737,113 Interests - as described below) to STPII in exchange for 100% of the Class B Units:

                           Certificate No.     No. of Interests          Held By

                               13                 90,586                 Gregory M. Demers
                               15                 36,856                 T. Yates Exley
                               17                 50,050                 King Investment Group, Inc.
                               19                473,379                 Old Pioneer, LLC
                               21                 71,500                 Darrick Salyers
                               23                 14,742                 James Youel




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          2.2      PURCHASE AND SALE OF INTERESTS.

                            (a)      STPII will purchase the following 396,907
Interests for $35,000,000 U.S. funds (the "Purchase Price"), payable as provided in subsections (b) below:

                           Certificate No.     No. of Interests          Held By

                               12                  48,777                Gregory M. Demers
                               14                  19,845                T. Yates Exley
                               16                  26,950                King Investment Group, Inc.
                               18                 254,897                Old Pioneer, LLC
                               20                  38,500                Darrick Salyers
                               22                   7,938                James Youel

                            (b)      At the Closing, STPII will pay (i) to the
Member Representative $33,000,000 in immediately available U.S. funds via wire transfer and (ii) into escrow $2,000,000 in accordance with the Escrow Agreement.

         2.3 TRANSFER TAXES. STPII and Frontier will share equally in and promptly pay any transfer taxes, sales taxes or other similar charges, if any, imposed under the laws of any state, county, city or the United States, in connection with the transactions contemplated by this Agreement.
Notwithstanding the foregoing, Frontier will pay all transfer taxes, sales taxes or other similar charges imposed on the transfer of any of the Excluded Assets or Excluded Liabilities to Frontier.

         2.4 RETAINED LIABILITIES. It is the intent of the parties that Pioneer shall only be responsible for the following obligations and liabilities (collectively, the "Retained Liabilities") on or after the Effective Time:

                           (a)       Timberland Liabilities. Any liabilities
arising from or related to the ownership or use by Pioneer of the Timberlands and the Timberlands Related Assets to the extent such liabilities either (i) arise from and after the Effective Time and relate, whether in whole or in part, to the period after the Effective Time but only such portion of such liability which exclusively relates to the period after the Effective Time, or
(ii) relate to a Lien which arose prior to the Effective Time and the existence of which does not constitute a breach of Section 4.3(d).

                           (b)       SWAPs and Hedging Obligations. (i)
$2,000,000 of any liabilities, obligations, costs or fees associated with the mark-to-market exposure in unwinding the interest rate hedging or SWAP programs relating to the Existing Credit Facility and described on Schedule 2.4(e) and
(ii) any hedging obligations to be entered into by Pioneer pursuant to the Replacement Credit Facilities.

                           (c)      Replacement Credit Facilities. All evidence
of indebtedness and other obligations, including costs and fees, relating to the Replacement Credit Facilities.

                           (d)       Contract Obligations. The liabilities and
obligations of Pioneer after the Effective Time under the Retained Contracts (as defined below) to which it is a party,

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except to the extent such obligations arise from a default or breach by Pioneer prior to the Effective Time (including any such default or breach resulting from the consummation of the transactions contemplated hereby). For purposes of this Agreement, the term "Retained Contracts" means those contracts described on Schedule 4.3(g).

                           (e)      Taxes. All Taxes accruing after the Closing
Date other than Taxes for which the Members or Frontier have ultimate responsibility under Section 2.5 or 2.6 and other than as provided under
Section 2.3.

                           (f)      Other Liabilities. The liabilities and
obligations of Pioneer as set forth on Schedule 2.4(e).

                           No obligations or liabilities of Pioneer relating to
the Excluded Assets shall be part of the Retained Liabilities.

         2.5 EXCLUDED LIABILITIES. Notwithstanding any other provision in this Agreement to the contrary, it is the intent of the parties hereto that from and after the Effective Time, Pioneer shall not be responsible for (i) any of the liabilities and obligations of pre-Closing Pioneer, other than Retained Liabilities, or (ii) any obligations, or liabilities arising out of or in connection with, or relating to the Excluded Assets (including, without limitation, environmental liabilities), whether pre-Closing or post-Closing, in each case, whether such liabilities or obligations relate to payment, performance or otherwise, whether matured or unmatured, known or unknown, contingent or otherwise, fixed or absolute, present, future or otherwise (the "Excluded Liabilities"), including any Taxes arising out of, relating to or in connection with any period ending on or prior to the Closing Date.

         2.6 TRANSFERS TO AND ASSUMPTION BY FRONTIER. At or prior to the Closing, (a) the Members shall have caused Pioneer to transfer without recourse to Frontier all of the Excluded Assets, and (b) Frontier shall have assumed or paid all obligations of the Excluded Liabilities, including all liabilities and obligations under workers compensations laws, ERISA, employee benefit plans, other plans, employment agreements or employment arrangements maintained by Pioneer prior to the Closing or otherwise related to the severance or termination of employees by Pioneer prior to Closing. In cases where tax returns of Pioneer relate to a period beginning before and ending after the Effective Time, Frontier and the Members shall be responsible for the portion of the Taxes due with respect to such tax return to the extent such Taxes are Excluded Liabilities under Section 2.5, determined on the basis of an assumed closing of the books of Pioneer as of the Closing Date.

         2.7 EXISTING CREDIT AGREEMENT. Contemporaneously with the Closing, the Existing Credit Facility will be terminated and replaced by the Replacement Credit Facilities as follows: (x) $260,000,000 in debt at Closing comprised of indebtedness outstanding under the Existing Credit Facility; and
(y) $2,000,000 in aggregate costs associated with the mark-to-market exposure in unwinding the hedging obligations maintained by Pioneer in respect of the Existing Credit Facility; provided, however, that the $260,000,000 amount shall be reduced dollar-for-dollar to the extent




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(i) the mark-to-market exposure exceeds $2,000,000 as at Closing, and (ii) the estimated value of the "Merchantable Timber" as at the Closing, as derived from the Harvest Certificate (using values based on the August 31, 1998 Appraisal) is less than $410,000,000.

                  2.8 POST-CLOSING ADJUSTMENT. Within ten business days after Closing, Frontier will provide MBG, STPII and post-Closing Pioneer with harvest activity information of pre-Closing Pioneer, including volume depletion by species and property, for the period beginning on September 1, 1998 and ending on the Closing Date. Harvest volumes will be determined by load/log slips received and dated as of the Closing. Within five business days of receipt of such information, MBG shall prepare in consultation with Member Representative and STPII and shall deliver to the Member Representative, STPII and post-Closing Pioneer, a timberland appraisal through the Closing Date ("Closing Appraisal"). The Closing Appraisal will be prepared using the methodology and pricing assumptions used by MBG to prepare its Valuation of Pioneer Resources, LLC Timberlands dated as of August 31, 1998 ("August 31, 1998 Appraisal"). The Closing Appraisal will exclude the Excluded Assets and Excluded Liabilities. If the "Appraised Total Timber Value" in the Closing Appraisal is below $410,000,000 (such deficit, the "Value Shortfall"), the Purchase Price shall be reduced by the amount of the Value Shortfall ("Purchase Price Adjustment"). Within two business days of receipt the Closing Appraisal, STPII and the Member Representative shall determine the Value Shortfall and prepare,-execute and deliver the Joint Notice to the escrow agent in accordance with the Escrow Agreement and this Agreement. To the extent the Value Shortfall exceeds the escrowed funds, Frontier agrees to promptly pay such amount to STPII.

                                   ARTICLE 3

                                  THE CLOSING

         3.1 THE CLOSING. The purchase and contribution of the Interests (the "Closing") shall take place at the offices of Chapman & Cutler, 111 West Monroe Street, Chicago, Illinois, on the date this Agreement is executed and delivered by all parties.

         3.2 CLOSING DATE; EFFECTIVE TIME. For purposes of this Agreement, the term "Closing Date" means the date on which the Closing occurs. For purposes of this Agreement, the term "Effective Time" means 12:01 PM Chicago time on the Closing Date.

         3.3       [INTENTIONALLY LEFT BLANK].

         3.4       [INTENTIONALLY LEFT BLANK].

         3.5 DELIVERIES BY MEMBERS AND FRONTIER. At the Closing, the Members and Frontier shall deliver to STPII, in addition to all other items specified elsewhere in this Agreement, the following:

                           (a)      Certificate(s) representing all of the
Interests duly endorsed by Members for the transfer of the Interests to STPII;



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

                           (b)      Evidence of the payment, release or
assumption by Frontier of the Existing Credit Facility and all other indebtedness of Pioneer secured by any of the post-Closing assets of Pioneer other than in respect to the Replacement Credit Facilities;

                           (c)      Pioneer's minute book, the Financial
Statements, tax records and other books and records relating to the Timberlands, the Timberlands Related Assets and the Retained Contracts;

                           (d)      Certificates of existence with respect to
Pioneer and Frontier from the Secretary of State or other appropriate official of their respective state of incorporation or organization and each other jurisdiction in which Pioneer is qualified as a foreign limited liability company dated no earlier than ten business days before the Closing Date;

                           (e)      The Escrow Agreement, duly executed by the
Member Representative, STPII and the escrow agent;

                           (f)     [INTENTIONALLY LEFT BLANK];

                           (g)      A certificate of the secretary of Pioneer,
certifying that the copy of the limited liability company operating agreement of Pioneer, as amended to Closing, attached to such certificate is a true and complete copy as then in effect;

                           (h)      An opinion of counsel to the Members and
Frontier, opining as to the organization, existence and authority of Pioneer and Frontier and each of the entity Members, the enforceability of this Agreement and all other documents pertaining to this Agreement, in form and substance reasonably satisfactory to STPII and its counsel;

                           (i)      The Partnership Agreement, duly executed by
the Members;

                           (j)      Copies of bills of sale, other transfer
instruments and one or more instruments of assumption, in form and substance reasonably satisfactory to STPII and its counsel, pursuant to which Pioneer transfers the Excluded Assets to Frontier and Frontier assumes the Excluded Liabilities, duly executed by Pioneer and Frontier;

                           (k)      A certificate of accounting prepared by the
Chief Financial Officer of Pioneer indicating (i) actual harvests through September 15, 1998; (ii) an estimate of harvest for the period September 16, 1998 through September 30, 1998; and (iii) an estimate of harvest for the period October 1, 1998 through the Closing Date ("Harvest Certificate");

                           (1)      Resignations of all of the officers and
managers of Pioneer; and

                           (m)      Such other documents as may be reasonably
requested by STPII to effect the transactions contemplated by this Agreement.

         3.6 DELIVERIES BY STTOC, STTII AND STPII. At the Closing, STTOC, STTII and STPII shall deliver to Frontier and the Member Representative for the Members the following:



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

                           (a)      The Purchase Price to be paid pursuant to
Section 2.2(b) hereof;

                           (b)      The Joinder Agreement under which
post-Closing Pioneer agrees to indemnify Frontier and the Members for Section 7.4(c) claims.

                           (c)      The Partnership Agreement, duly executed by
STTOC, Mach One and STTII;

                           (d)      A copy of the Replacement Credit Agreement,
duly executed by the parties thereto, and evidence satisfactory to the Member Representative that the Existing Credit Facility has been terminated in accordance with Section 2.7 and that all evidence of indebtedness and Liens relating to the Existing Credit Facility have been canceled or terminated;

                           (e)      An opinion from the Companies' counsel,
opining as to the due formation, good standing and authority of each of the Companies, the enforceability of this Agreement, the Partnership Agreement and all other documents pertaining to this Agreement, the valid issuance of the Class B Units and providing comfort as to counsel's knowledge of any breach under this Agreement and other documents pertaining to this Agreement, in form and substance reasonably satisfactory to the Members and Frontier and their counsel;

                           (f)      Appointment Agreement dated as of October
9, 1998 between Pioneer and Frontier which enables Frontier to collect, assert, transfer or enforce any right or claim relating to the Excluded Assets and Excluded Liabilities, in form and substance reasonably satisfactory to the Members, Frontier, STTOC, STTII and STPII and their counsel; and

                           (g)      Such other documents as may be reasonably
requested by the Members to effect the transactions contemplated by this Agreement.

         3.7 TITLE POLICIES PREMIUMS. STPII and Frontier will share equally in the costs of the Title Policies.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                            BY MEMBERS AND FRONTIER


         4.1 NO JOINT AND SEVERAL LIABILITY; PERSONAL LIABILITY. No Member shall be personally liable for a breach of this Agreement by another Member or Members or Frontier. Notwithstanding any other provision hereof, each Member shall be personally liable only for such Member's representations and warranties set forth in Section 4.2 and related specific indemnification obligations under Section 7.3. Except as provided otherwise in this subsection, Frontier shall have sole responsibility for any breaches of the representations, warranties, covenants, obligations, Excluded Liabilities and matters relating thereto pursuant to this Agreement.

         4.2 REPRESENTATIONS AND WARRANTIES BY MEMBERS. Each Member, severally, hereby represents and warrants to STTOC, STTII and STPII and, upon the effectiveness of the Joinder Agreement, Pioneer, as of the date of this Agreement as follows:

                           (a)      Ownership. Such Member owns of record and
beneficially the percentage interest in Pioneer set opposite the name of such Member in Schedule 4.2(a) and as indicated in Sections 2.1 and 2.2 to this Agreement and no other Interests are outstanding. Each such Member owns all right, title and interest in and to such Interest free and clear of all Liens, claims, pledges, options, rights of refusal or similar rights or other transfer restrictions or adverse claims and charges of any nature whatsoever (excluding transfer restrictions that may arise from federal or state securities laws and the Third Amended and Restated Operating Agreement of Pioneer). At the Effective Time, such Member's transfer of its Interests to STPII pursuant to this Agreement at the Effective Time shall pass to STPII all right, title and interest to and in such Interests free of any Lien or any adverse interest, claim or charge whatsoever (excluding transfer restrictions that may arise from federal or state securities laws and the Third Amended and Restated Operating Agreement of Pioneer).

                           (b)      Authorization.  With respect to this
Agreement and any other agreements, instruments and documents executed and delivered by such Member pursuant to this Agreement (this Agreement and such other agreements, instruments and documents, collectively the "Member Delivered Agreements"): (i) such Member has the right, power and authority to enter into the Member Delivered Agreements executed and delivered by it and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, them; (ii) the execution and delivery by such Member of the Member Delivered Agreements executed and delivered by it and the consummation by such Member of the transactions contemplated by, and other compliance with and performance of its obligations under, them have been duly authorized by all necessary action on the part of such Member and compliance with governing or applicable agreements, instruments or other documents; and (iii) the Member Delivered Agreements will, when delivered, constitute valid and binding agreements of such Member that are enforceable against such Member in accordance with their terms, except as such terms may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws from time to time in effect or general principles of equity, regardless of whether such enforceability is considered in equity or at law. By executing this Agreement, each Member consents to the sale and contribution of the Interests by the other Members in accordance with this Agreement, to the transfer of the Excluded Assets to Frontier and to the assumption of Frontier of the Excluded Liabilities and to all other transactions contemplated by this Agreement.

                           (c)      Absence of Violations or Conflicts. Except
as set forth in Schedule 4.2(a), the execution and delivery of the Member Delivered Agreements by the Member and the consummation by such Member of the transactions contemplated by, or other compliance with the performance under, them do not and will not with the passing of time or giving of notice: (i) constitute a violation of, be in conflict with, constitute a default or require any consent or payment under, permit a termination of, or result in the creation or imposition of any Lien or other adverse claim or interest upon any of the Interests under (A) any contract (including rights of refusal or similar rights or other transfer restrictions) to which such Member is a party or the Interests are subject or bound, (B) any judgment, decree or order of any Governmental Authority to which such Member is a party or its Interests are subject or bound, (C) any Applicable Law applicable to such Member or Interests, or (D) any governing or applicable agreements, instruments or other documents to which such Member is a party or the Interests are subject or bound, or (ii) create, or cause the acceleration of the maturity of any debt, obligation or liability of such Member that would result in any Lien or other claim upon its Interests.

                           (d)      Accredited Investor Status.

                           (i)      Nature of the Members. If such Member is an
individual, (1) he has an individual net worth or joint net worth with his spouse in excess of $1,000,000, and/or (2) his individual income in the two most recent years has been in excess of $200,000 per year, or his joint income with his spouse in the two most recent years has been in excess of $300,000 per year, and he has a reasonable expectation of reaching the same income level in the current year. If such Member is a corporation or limited liability company, either (i) all of its equity owners are individuals described in clauses (1) or
(2) above or (ii) the entity was not formed for the specific purpose of acquiring the Class B Units and has total assets in excess of $5,000,000.

                            (ii)    Nature of the Class B Units. Such Member
understands that:

                                    (1)      Inasmuch as each of the Companies
is a new venture, the Class B Units to be acquired by the Member represent a highly speculative and risky investment, and there can be no assurance as to the success of the Companies;

                                    (2)      There is at present no market for
the Class B Units and it is uncertain whether a market will develop;

                                    (3)      The Class B Units have not been
registered under the Act or any State Acts and are being issued in reliance upon certain of the exemptions contained in the Act and the State Acts, and the representations and warranties of Members contained herein are essential to the claim of exemption by the Companies under the Act and the State Acts;

                                    (4)      The Class B Units are "restricted
securities" as that term is defined in Rule 144 promulgated under the Act;

                                    (5)      The Class B Units cannot be sold
or transferred without registration under the Act and any applicable State Acts or unless the Companies receives an opinion of counsel acceptable to it (as to both counsel and the opinion) that such registration is not necessary;

                                    (6)      The documents or certificates
evidencing the Class B Units shall bear a legend to the effect that the securities represented thereby have not been registered under the Act or any State Acts and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act and any State Acts with respect to such securities is effective or unless the Companies are in receipt of an opinion of counsel satisfactory to it to the effect that such securities may be sold without registration under the Act and State Acts, in addition to any other legend required by law or otherwise;

                           (7)      Only the Companies can register the Class B
Units under the Act and any of the State Acts;

                           (8)      There are stringent conditions for Member's
obtaining an exemption for the resale of the Class B Units under the Act and any State Acts; and

                           (9)      The Companies may from time to time make
stop transfer notations in its transfer records to ensure compliance with the Act and any State Acts.


                  (iii) Investment Intent. (A) Such Member is acquiring the Class B Units for its own account and not on behalf of any other person; (B) Such Member is acquiring the Class B Units for investment and not with a view to or for sale in connection with any distribution of the Class B Units or with the intent to divide such Member's participation with others or resell or otherwise participate in a distribution of the Class B Units, directly or indirectly; (C) Such Member has not paid and will not pay any commission or other similar remuneration to any person in connection with the Member's acquisition of the Class B Units; and (D) Such Member will not sell the Class B Units, (1) without registration under the Act and the applicable State Acts or unless the Companies receives an opinion of counsel acceptable to it (as to both counsel and the opinion) to the effect that such registration is not necessary, or (2) without compliance with any restrictions imposed by the Act or any applicable State Acts.

         4.3 REPRESENTATIONS AND WARRANTIES BY FRONTIER. Frontier hereby represents and warrants to STTOC, STPII and STTII, and, upon the effectiveness of the Joinder Agreement, Pioneer, as of the date of this Agreement as follows (where any representation or warranty contained in this Section 4.3 refers to the knowledge of Members or Frontier, Frontier shall be imputed to have the knowledge of such Members):

                           (a)      Existing Credit Facility. At Closing,
excluding the Retained Liabilities, the Existing Credit Facility will not exceed $260,000,000 less the adjustments set forth in Section 2.7.

                           (b)      Non-Contravention. The execution and
delivery of this Agreement by Frontier do not, and the consummation by Frontier of the transactions contemplated hereby does not and will not, (i) violate or conflict with any provision of the operating agreement of Pioneer or Frontier, or (ii) violate or conflict with, or result (with the giving of notice or the lapse of time or both) in a violation of or constitute a default under any provision of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition of any Lien upon any of the assets or properties of Pioneer or Frontier pursuant to any provision of any contract, law, ordinance, regulation, order, arbitration award, judgment or decree to which Pioneer or Frontier is a party or by which Pioneer or Frontier or their respective assets or properties are bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which Pioneer or Frontier is subject or by which any of their respective assets or properties may be bound, and the same does not and will not constitute an event permitting termination of any contract to which Pioneer or Frontier is a party, except where such violation, conflict, default, acceleration, termination, entitlement, creation or imposition of a

Lien or other event would not have a material adverse effect on the business of Pioneer or Frontier. No such violation, conflict, default, acceleration, termination, entitlement, creation or imposition of a Lien or other event, shall cause any material damage, additional cost or expense (including any payments or expenses incurred to obtain consents or waivers), to Pioneer, STTOC, STTII or STPII.

                           (c)      Consents. Except as disclosed in Schedule
4.3(c) or in any way relating to the Existing Credit Facility or Replacement Credit Facilities (i) no consent, authorization, clearance, order or approval of, or filing or registration with, any Governmental Authority or any other person is required for or in connection with the execution and delivery of this Agreement by the Members and Frontier and the consummation by the Members and Frontier of the transactions contemplated hereby; and (ii) Members and Frontier have obtained (without additional material payment or expense) all consents and waivers necessary to avoid any violation, acceleration, entitlement to accelerate, creation or imposition of a Lien, conflict or termination event upon any of the assets or properties of Pioneer or Frontier pursuant to any provision of any contract, law, ordinance, regulation, order, arbitration award, judgment or decree to which Pioneer or Frontier is a party or by which Pioneer or Frontier or their respective assets or properties are bound, or any other restriction of any kind or character to which Pioneer or Frontier is subject or by which any of their respective assets or properties may be bound, except where the failure to obtain such consent or waiver would not have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

                           (d)      Title, Liabilities and Liens. Except as
disclosed on Schedule 4.3(d), Pioneer has fee simple title to all of the Timberlands. Except for the Permitted Encumbrances, there are no (A) Liens on the Timberlands created by Pioneer during its ownership or (B) leases, instruments or other contracts executed and delivered by Pioneer granting any interest in the Timberlands.

                           (e) Certain Delivered Documents. Members have
delivered to STPII true, correct and complete copies of the audited consolidated balance sheets of Pioneer as of December 31, 1996 and 1997, the related consolidated audited statements of income, changes in members' equity and cash flows for each of the three years in the period ended December 31, 1997, and the notes to such financial statements, prepared by Pioneer and audited by Arthur Andersen LLP, certified public accountants (the "Financial Statements"). The Financial Statements are based on and consistent with the books and records of Pioneer. In addition, Members have delivered or promptly after the execution and delivery hereof will deliver to STPII copies of all timber cruises commissioned by or on behalf of Pioneer with respect to any of the Timberlands.

                           (f)       Properties. Schedule 1.1 sets forth a
complete description of all real property in which Pioneer will have an interest in the Timberlands as of the Effective Time. Except for the Timberlands Related Assets, Retained Contracts, the Permitted Encumbrances or as set forth on Schedule 4.3(f), as of the Effective Time, Pioneer will not (i) own or lease any items of tangible personal property, (ii) lease or sublease any real or personal property from a third party, or (iii) have a future right to acquire or lease any real or personal property pursuant to any outstanding contract or option to purchase or lease.

                           (g)      Contracts. To Frontier's knowledge, Schedule
4.3(g) contains a complete list of all material contracts affecting the Timberlands and all other material contracts, if any, to which Pioneer is a party that are not included within the Excluded Assets. With respect to each Retained Contract, Pioneer is not, and to Frontier's knowledge, the other party or parties thereto, are not in material breach or default under such Retained Contract.

                           (h)      No Litigation. Except as described on
Schedule 4.3(h) there is no litigation, action, claim, proceeding or governmental investigation pending or, to the knowledge of any of the Members or Frontier, threatened against Pioneer. There has been no reservation of rights by any insurance carrier, and to the knowledge of any of the Members or Frontier, no such reservation is threatened, concerning the coverage of Pioneer with respect to any matter required to be disclosed pursuant to this Section.

                           (i)      Operations Conducted Lawfully. Excluding
matters covered within Section 4.3(j), neither Pioneer nor any Member has received any written notice that Pioneer is in violation of any Applicable Law applicable to Pioneer, and to the knowledge of any Member or Frontier, Pioneer is not under investigation by a Governmental Authority with respect to any failure or alleged failure to comply with any provision of Applicable Law applicable to Pioneer. To each Member's or Frontier's knowledge, (i) Pioneer has all state-required licenses, permits, authorizations and certifications required by any Governmental Authority having appropriate jurisdiction ("Permits") required to conduct existing logging and timbering operations, including, where required, timber harvesting plans filed with the applicable state; (ii) all of the Permits are in full force and effect; and (iii) Pioneer is in compliance in all material respects with its Permits; except where the failure to obtain, maintain or comply with such Permit would not have a material adverse effect on Pioneer's ability to conduct its post-Closing Timberland business in substantially the same manner as conducted prior to the Closing.

                           (j)      Environmental Protection.

                           (i)      Definitions. For purposes of this Agreement
the term "Environmental Laws" shall mean all federal, state, local and foreign laws (as may be applicable) relating to pollution or protection of the environment and any regulation, code, plan, order, decree, judgment or injunction related thereto in effect on or prior to the Effective Time, including without limitation: (a) the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq.; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq.; (c) the Substances Amendments and Reauthorization Act of 1986 et seq.; (d) the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; (e) the Clean Water Act, 33 U.S.C. ss. 1251 et seq.; (f) the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; (g) the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; (h) the
Hazardous Materials Transportation Act, 49 U.S.C. ss. 1501 et seq.; and (i) the Endangered Species Act, 16 U.S.C. ss. 1531 et seq.

                           (ii)     Certain Environmental Matters. Except as
disclosed on Schedule 4.3(i)(ii), neither Pioneer nor any Member has received any written notice from a Governmental Authority or other third party that Pioneer is, or the Timberlands are, in violation of any of the Environmental Laws. To the knowledge of any Member or Frontier, Pioneer is not in violation in any material respect of any of the Environmental Laws applicable to Pioneer.

                            (k)     Tax Matters. Except as disclosed on Schedule
4.3(k), Pioneer has (i) properly completed and filed all tax returns required to be filed by it, and no filing extensions for any such returns are in effect, and
(ii) paid and satisfied on or before the respective due dates all Taxes (whether or not requiring the filing of returns). All Taxes which either Pioneer is or was required by Applicable Law to withhold or collect, including sales, unemployment and payroll taxes, have been duly withheld and collected and paid over to the proper Governmental Authority or held by Pioneer in separate bank accounts for such payment. Except as set forth on Schedule 4.3(k), (i) no audit of any tax return of Pioneer is currently being conducted (nor has any such audit been conducted since 1997), and Pioneer has not received any notice that any Governmental Authority intends to conduct such an audit and (ii) Pioneer has not received any notice of proposed adjustment, notice of deficiency or assessment from any Governmental Authority with respect to Taxes of Pioneer that has not been previously resolved. No payment that will not be deductible under Code Section 280G has been made by, or that is allocable to Pioneer.

                           (l)      Insurance Policies. As of the date of this
Agreement, Pioneer maintains, and will maintain until the Effective Time, liability insurance policies on the Timberlands and such policies are on an "occurrences" basis rather than a "claims made" basis.

                           (m)      Casualty. Since August 31, 1998, neither the
Timberlands nor any part thereof has been destroyed or damaged by fire or other casualty.

                           (n)      [INTENTIONALLY LEFT BLANK].

                           (o)      Organization and Standing of Pioneer and
Frontier; Authority.

                                    (i)      Organization and Status. Pioneer is
a limited liability company duly organized and validly existing under the laws of Oregon. Frontier is a limited liability company duly organized and validly existing under the laws of Oregon. Pioneer and Frontier have a requisite power and authority necessary to own and operate their properties and otherwise to conduct their respective businesses as they are presently conducted.

                                    (ii)     Qualification. Pioneer is qualified
to do business in all jurisdictions in which the Timberlands exist.

                                    (iii)    Subsidiaries and Investments. As of
the Effective Time, Pioneer will not have any Subsidiaries and will not, directly or indirectly, own or have the right to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture, limited liability company, limited liability partnership or other entity or person. Except in the ordinary course of business, Pioneer has not made, nor has any plan or commitment to make, any advances to or investments in any business entity or other person.

                                    (iv)     Operating Agreements. A correct and
complete copy of the Third Amended and Restated Operating Agreement of Pioneer, together with the minute book of Pioneer, has been made available to STPII. A correct and complete copy of the operating agreement of Frontier has been made available to STPII.

                                    (v)      Authorization. With respect to this
Agreement and any other agreements, instruments and documents executed and delivered by Frontier pursuant to this Agreement (this Agreement and such other agreements, instruments and documents, collectively the "Frontier Delivered Agreements"): (i) Frontier has the right, power and authority to enter into the Frontier Delivered Agreements executed and delivered by it and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, them; (ii) the execution and delivery by Frontier of the Frontier Delivered Agreements executed and delivered by it and the consummation by Frontier of the transactions contemplated by, and other compliance with and performance of its obligations under, them have been duly authorized by all necessary action on the part of Frontier and compliance with governing or applicable agreements, instruments or other documents; and (iii) the Frontier Delivered Agreements will, when delivered, constitute valid and binding agreements of Frontier that are enforceable against Frontier in accordance with their terms, except as such terms may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws from time to time in effect or general principles of equity, regardless of whether such enforceability is considered in equity or at law.

                           (p)      Disclosure. Excepting the Timberlands, the
Excluded Assets and the Excluded Liabilities, for which no representation or warranty is made under this subsection of the Agreement, to the knowledge of any Member or Frontier, there is no information (other than information of changes in general economic or political conditions or in the timber industry generally) concerning Pioneer which has not heretofore been disclosed to STPII, STTII or STTOC, which information would have a material adverse effect on the financial condition, results of operations or current business of Pioneer.

         4.4 AS-IS. Except for the express representations, warranties and indemnifications made by Members and Frontier in this Agreement, neither Frontier nor any Member has made any representation or warranty, express or implied, concerning the Interests, the Timberlands, the Timberlands Related Assets, Retained Contracts, Retained Liabilities, prospects for future improvements or future development, economic feasibility, marketability or any other matter. Neither Frontier nor Members makes any warranties, express or implied regarding merchantability, fitness for use or a particular purpose or condition, of any of the Timberlands, the Timberlands Related Assets, Retained Contracts or Retained Liabilities. Notwithstanding any other provision in this Agreement to the contrary, the Timberlands, Timberlands Related Assets and Retained Contracts are "AS-IS," without representations or warranties of any nature (except as expressly provided in Sections 4.3(d), 4.3(f), 4.3(g), 4.3(h), 4.3(i), 4.30(j), 4.3(m), and 4.3(p)). Each of the Companies acknowledges that neither Frontier, any of the Members nor their agents have made any representations or warranties as to the volume, grade, species mix, value, costs associated with harvesting and removing the timber, any other aspect of the timber which is the subject of this Agreement or as to the completeness or accuracy of Pioneer's draft Form S-1, timber cruises, timber inventories, timber or timberland valuations, appraisal reports, cost summaries or projections, and all similar items. With respect to such items, each of the Companies has relied on its own and its agents due diligence. At the Effective Time, each of the Companies acknowledges that it has been provided with all information it has requested concerning the subject timber, Timberlands, Timberlands Related Assets, Retained Contracts, Interests and the Retained Liabilities and that it has had sufficient opportunity to inspect the same.

         4.5 KNOWLEDGE. As used in this Article 4, "knowledge" means the actual knowledge of each Member and the Chief Financial Officer of pre-Closing Pioneer and Frontier, without any requirement of inquiry or due diligence.

                                   ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF STTOC, STTII AND STPII

                  Each of STTOC, STTII and STPII represents and warrants to Members and Frontier as of the date of this Agreement as follows:

          5.1 EXISTENCE. STTOC is a limited liability company duty formed and validly existing under the laws of the State of Georgia, and STTOC has the full capacity, power and authority to enter into this Agreement and fully perform its obligations hereunder. STTII is a limited liability company duly formed and validly existing under the laws of the State of Georgia, and has the full capacity, power and authority to enter into this Agreement and fully perform its obligations hereunder. STPII is a limited partnership duly formed and validly existing under the laws of the State of Georgia, and STPII has the full capacity, power and authority to enter into this Agreement and fully perform its obligations hereunder. The sole asset to be held by STPII is the Interests.

         5.2 AUTHORIZATION. With respect to this Agreement and any other agreements, instruments and documents executed and delivered by any of the Companies pursuant to this Agreement (this Agreement and such other agreements, instruments and documents, collectively the "Companies Delivered Agreements"):
(i) Each of the Companies has the right, power and authority to enter into the Companies Delivered Agreements executed and delivered by it and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, them; (ii) the execution and delivery by each of the Companies of the Companies Delivered Agreements executed and delivered by it and the consummation by Companies of the transactions contemplated by, and other compliance with and performance of its obligations under, them have been duly authorized by all necessary action on the part of each of the Companies and compliance with governing or applicable agreements, instruments or other documents; and (iii) each of the Companies Delivered Agreements will, when delivered, constitute valid and binding agreements of the Companies that are enforceable against the Companies in accordance with their terms, except as such terms may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar debtor relief laws from time to time in effect or general principles of equity, regardless of whether such enforceability is considered in equity or at law.

         5.3 NON-CONTRAVENTION. The execution and delivery of this Agreement by any of the Companies do not, and the consummation by such Companies of the transactions contemplated hereby does not and will not, (i) violate or conflict with any provision of Certificates of Organization, operating agreements, Certificates of Limited Partnership or partnership agreement of any of the Companies, (ii) violate or conflict with, or result (with the giving of notice or the lapse of time or both) in a violation of or constitute a default under any provision of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the


20. - ACQUISITION AND CONTRIBUTION AGREEMENT giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition of any Lien upon any of the assets or properties of any of the Companies pursuant to any provision of any contract, law, ordinance, regulation, order, arbitration award, judgment or decree to which any of the Companies is a party or by which any of the Companies or their respective assets or properties are bound, and do not and will not violate or conflict with any other material restriction of any kind or character to which any of the Companies is subject or by which any of their respective assets or properties may be bound, and the same does not and will not constitute an event permitting termination of any contract to which any of the Companies is a party, except where such violation, conflict, default, acceleration, termination, entitlement, creation or imposition of a Lien or other event would not have a material adverse effect on the business of any of the Companies. No such violation, conflict, default, acceleration, termination, entitlement, creation or imposition of a Lien or other event, shall cause any material damage, additional cost or expense (including any payments or expenses incurred to obtain consents or waivers) to pre-closing Pioneer, any Member or Frontier.

         5.4 CONSENTS. (i) No consent, authorization, clearance, order or approval of, or filing or registration with, any Governmental Authority or any other person is required for or in connection with the execution and delivery of this Agreement by any of the Companies and the consummation by any of the Companies of the transactions contemplated hereby; and (ii) the Companies have obtained all consents and waivers necessary to avoid any violation, acceleration, entitlement to accelerate, creation or imposition of a Lien, conflict or termination event upon any of the assets or properties of any of the Companies pursuant to any provision of any contract, law, ordinance, regulation, order, arbitration award, judgment or decree to which any of the Companies is a party or by which any of the Companies or their respective assets or properties are bound, or any other restriction of any kind or character to which any of the Companies is subject or by which any of their respective assets or properties may be bound, except where the failure to obtain such consent or waiver would not have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

         5.5 NO LITIGATION. There is no litigation, action, claim, proceeding, or governmental investigation pending or, to STTOC's, STTII's or STPII's knowledge, threatened against any of the Companies which may affect any of the Companies ability to perform its obligations hereunder or under any agreement or instruments contemplated by this Agreement, and to STTOC's, STTII's and STPII's knowledge, there is no basis for any such action.

         5.6 FINANCING. A true and complete copy of documents evidencing the Financing have been delivered to Frontier and the Members.

         5.7 RELATED PARTY AGREEMENTS. A true and complete copy of each of the following has been delivered to Frontier and the Members: (i) Certificates of Organization and operating agreements of STTII and STTOC; (ii) Certificate of Limited Partnership and Partnership Agreement of STPII, and (iii) financing agreements entered into by any of the Companies and STTII. None of the Companies is in default of the terms of the financing documents or its company or partnership documents and no event has occurred which, upon the giving of notice, the passage of time or otherwise, would become a default thereunder.

         5.8 KNOWLEDGE. As used in this Article 5, "knowledge" means the actual knowledge of the officers or the principals of STTII, STTOC and STPII, without any requirement of inquiry or due diligence.

         5.9      INVESTMENT REPRESENTATIONS.

                            (a)     Nature of the Companies.

                            (i)     STTII. STTII (a) owns all of the equity
interests in STTOC; and (b) each of STTII's members is an "accredited investor," as that term is defined in 17 CFR ss. 230.501(a).

                            (ii)    STPII. Each of the equity owners, other than
the Members, of STPII is an "accredited investor," as that term is defined in 17 CFR ss. 230.501(a).

                            (b)     Nature of Interests. STTII, STTOC and STPII
understand that:

                            (i)     The Interests represent a highly
speculative and risky investment and there can be no assurance as to the success of Pioneer;

                            (ii)    The Interests have not been registered under
the Securities Act of 1933, as amended (the "Act"), or any state securities laws (the "State Acts") and are being sold in reliance upon certain resale exemptions contained in the Act and the State Acts, and the representations and warranties of STTII, STTOC and STPII contained herein are essential to the claim of exemption by the Members under the Act and the State Acts;

                            (iii)   The Interests are "restricted securities" as
that term is defined in Rule 144 promulgated under the Act;

                            (iv)    The Interests cannot be sold or transferred
without registration under the Act and any applicable State Acts or unless an exemption from registration under the Act and any applicable State Acts is available;

                            (v)     The documents or certificates evidencing the
Interests will bear a legend to the effect that the securities represented thereby have not been registered under the Act or any State Acts and may not be sold, transferred or otherwise disposed of unless a registration statement under the Act and any applicable State Acts with respect to such securities is effective or unless an exemption from the registration requirements of the Act and any applicable State Acts is available, in addition to any other legend required by law or otherwise; and

                            (vi)    There are stringent conditions for STTOC,
STTII or STPII obtaining an exemption for the resale of the Interests under the Act and any State Acts.

                           (c)      Investment Intent. STTII, STTOC and STPII
represent and warrant that:

                           (i)      STPII is acquiring the Interests for its own
account and not on behalf of any other person;

                           (ii)     STPII is acquiring the Interests for
investment and not with a view to or for sale in connection with any public distribution of the Interests or with the intent to divide STPII's participation with others or resell or otherwise participate in a public distribution of the Interests, directly or indirectly;

                           (iii)    Neither STTOC, STTII, STPII nor any
affiliate has paid or will pay any commissions or other similar remuneration to any person in connection with the acquisition of the Interests by STPII; and

                           (iv)     STPII will not transfer the Interests, (1)
without registration under the Act and any applicable State Acts or unless an exemption from registration under the Act and any applicable State Acts is available, or (2) without compliance with any restrictions imposed by the Act or any applicable State Acts.

         5.10 DISCLOSURE. To the knowledge of any of STTOC, STPII and STTII, there is no information (other than information of changes in general economic or political conditions or in the timber industry generally) concerning any of the Companies which has not heretofore been disclosed to the Members and Frontier which information would have a material adverse effect on the financial condition, results of operations, business or prospects of the Companies.

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

         6.1 MINIMUM BOOK NET WORTH. Members shall cause Frontier to maintain a minimum book net worth of $3,000,000 for three years after the Closing Date.

         6.2 COOPERATION. Subject to the other provisions in this Agreement, the parties hereto shall each use its reasonable, good faith efforts to perform its respective obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under Applicable Law to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof, and shall cooperate fully with each other and their respective officers, directors, members, managers, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement.

         6.3      [INTENTIONALLY LEFT BLANK].

         6.4 PUBLIC ANNOUNCEMENTS. Neither STTII, STTOC, STPII, Frontier, Pioneer nor any of the Members shall disclose, and STTOC, STPII and STTII shall cause the Companies not to disclose, to the public the terms of the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as may be required by Applicable Law. Notwithstanding the foregoing, STTII and STPII will have the right to make a public announcement stating that such transactions have closed and that STPII is the new owner of Pioneer.

         6.5 EXPENSES. Except as otherwise specifically provided in this Agreement, all costs and expenses (including attorneys' and accountants' fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (except that Pioneer may pay prior to Closing or Frontier may pay the fees incurred by Members).

         6.6 RELEASES. Each of the Members releases Pioneer and STPII, as the sole member of Pioneer, from any and all claims, rights and causes of action that such Member may have or may have had against Pioneer or STPII, as the sole member of Pioneer, prior to, or arising with respect to any acts or omissions occurring prior to the Effective Time; provided, however, that nothing in this Section waives, releases or restricts in any manner whatsoever any of the rights of the Members arising out of this Agreement or the other agreements, instruments and documents delivered pursuant to this Agreement. Pioneer and STPII, as the sole member of Pioneer, after Closing release the Members individually and in their capacities as members, managers and officers of Pioneer from any and all claims, rights and causes of action that Pioneer or STPII may have or may have had against the Members individually or in their capacities as members, managers or officers of Pioneer prior to, or arising with respect to any acts or omissions occurring prior to the Effective Time; provided, however, that nothing in this Section waives, releases or restricts in any manner whatsoever any of the rights of STPII or Pioneer arising out of this Agreement or the other agreements, instruments and documents delivered pursuant to this Agreement.

         6.7 EMPLOYEE MATTERS. As of the Effective Time, Pioneer has no employees. All liabilities and obligations relating to the employment of any person prior to the Effective Time, including severance costs and obligations under IRC Section 4980B, are Excluded Liabilities.

         6.8      TAX MATTERS.

                           (a)      Tax Return. The Tax Matters Member (as
defined in the Fourth Amended and Restated Operating Agreement of Pioneer dated as of October 9, 1998) shall prepare or cause to be prepared for filing the income tax return of Pioneer (including any amendments thereto) with respect to Pioneer's 1998 fiscal year ("1998 Tax Year"). The Tax Matters Member also shall cause Pioneer to make an election pursuant to IRC ss. 754 on such return. The Tax Matters Member shall deliver the tax return to the Member Representative for review by the Members no later than thirty (30) days prior to the filing date.

                           (b)      Short Period Allocations. For purposes of
this Agreement and for federal, state or local income tax purposes, all income, gains, losses, deductions and credits of Pioneer accrued during the period beginning on January 1, 1998 and ending on the Closing Date (the "Pre-Closing Period"), shall be allocated to the Pre-Closing Period and not pro rata with respect to Pioneer's entire 1998 Tax Year. In no event shall income, gains, losses, deductions or credits accruing from events following the Closing Date be allocated to the Pre-Closing Period.

                           (c)      Control of Tax Proceedings. Except with
respect to any audit, examination or other administration or court proceeding relating to any Taxes of Pioneer relating to the Pre-Closing Period as to which the Members shall have the right to control any such proceedings and as to which the Members shall bear the benefit or burden of the consequences thereof (in which case the Members shall take no position or action adverse to STPII without STPII's express consent), in the case of any audit, examination or other administrative or court proceeding relating to any Taxes of Pioneer, STPII shall have the right to control any such tax proceeding and to initiate any claim for refund, file any amended return or take any other action which it deems appropriate; provided, however, that STPII shall not take any position or action adverse to the Members or file any claim, amended return or enter into any final settlement or closing agreement that would increase any Taxes that are Excluded Liabilities without the consent of the Members, which consent shall not be unreasonably withheld.

                           (d)      Assistance. After the Effective Time, STPII,
on the one hand, and the Members, on the other hand, shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any income tax return, any audit or other examination by any taxing authority, or any judicial or other administrative proceeding relating to liability for Taxes of Pioneer. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. No party shall request an income tax audit of Pioneer.

                           (e)      Disclaimer. The Members acknowledge that
neither STPII nor any of its affiliates makes any representation or warranty to the Members as to the federal or state income tax consequences of the transactions contemplated by this Agreement.

         6.9      [INTENTIONALLY LEFT BLANK].

         6.10 FINANCIAL STATEMENTS. STTOC, STTII and STPII acknowledge that they must obtain the consent of Arthur Andersen LLP prior to using the Financial Statements and underlying records in connection with the IPO or any Financing.

         6.11 FINANCING AND IPO ASSISTANCE. Frontier has and will cooperate as reasonably requested to assist STTOC, STTII and STPII in the preparation of financial and operational information on the Timberlands for the IPO and the Financing. In addition, post-Closing, Frontier may provide transitional assistance to STPII, STTOC and STTII. Frontier will be compensated by STTOC, STTII or STPII for any reasonable out-of-pocket expenses incurred or staff time expended in rendering such assistance.

                                   ARTICLE 7
                                INDEMNIFICATION

         7.1      GENERAL INDEMNIFICATION OBLIGATIONS.

                           (a)      Loss. The term "Loss" means any liability,
loss, cost, damage, expense or payment (including (i) related reasonable attorneys', accountants' and other professional advisors' fees and expenses and incidental damages, (ii) reasonable attorneys' fees incurred in enforcing the indemnification provisions of this Agreement, (iii) amounts paid in settlement (made in accordance with the procedures of Section 7.6) of a dispute with a person not a party to this Agreement that if resolved in favor of such third person would constitute a matter to which a party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a violation of law or a breach of a representation and warranty or other matter as to which the party is indemnified, and (iv) reasonable costs and expenses necessary to avoid having a claim for indemnification against another party pursuant to this Agreement, to mitigate any such claim, or to correct facts and circumstances that would have resulted in its having a claim for indemnification against another party pursuant to this Agreement).

                           (b)      Waiver and Estoppel. No party will be
entitled to assert after the Closing any claim based upon a breach of any representation, warranty or covenant under this Agreement, to the extent such representation, warranty or covenant otherwise would survive the Closing, if the party asserting such a claim had knowledge of the facts constituting the breach prior to the Effective Time and any such claim will be deemed waived and the party asserting such claim will be estopped from asserting at or after the Closing, any claim or remedy based upon such breach. For purposes of this
Section 7. 1(b), (i) "knowledge" of a party will include the knowledge of its legal counsel and consultants, with respect to their representation of the party in connection with this Agreement; and (ii) the pre-Closing knowledge of the Members will not be imputed to STTII, STPII, STTOC or Pioneer.

                           (C)      Cooperation. Frontier and the Companies
shall cooperate fully with each other and their respective attorneys, accountants and other representatives in connection with the defense or settlement of a matter for which a party has an indemnification obligation pursuant to this Article 7.

         7.2 INDEMNITY BY FRONTIER. Frontier shall indemnify and hold harmless STTOC, STTII, STPII and Pioneer and their respective affiliates, shareholders, partners, officers, directors, employees and agents, and their respective legal representatives, successors and assigns (the "STTOC Indemnitees"), from and against any Loss arising out of, in connection with or resulting from:

                           (a)      any breach of or failure to comply with any
covenant or agreement made by the Members and/or Frontier in this Agreement or in any agreement delivered pursuant hereto;

                           (b)      any inaccuracy in or breach of any of the
representations or warranties made by the Members and/or Frontier herein or in any schedule, certificate or agreement delivered pursuant hereto;

                           (c)      any of the Excluded Liabilities; or

                           (d)      any claim by any person for a brokerage or
finder's fee or a commission or similar payment based upon any agreement or understanding alleged to have been made by any such person with the Members, pre-Closing Pioneer or Frontier (or any person acting on the Members', Frontier's or pre-Closing Pioneer's behalf) in connection with the transactions contemplated by this Agreement.

                  Subsections 7.2(a) through 7.2(d) above shall be deemed to be independent bases for indemnification, and the STTOC Indemnitees shall be entitled to indemnification under each subsection. The indemnification provided by this Section shall encompass claims of the STTOC Indemnitees against the Members and Frontier for any Loss sustained by the STTOC Indemnitees whether or not involving any claim, action or proceeding by a third party.

         7.3 INDEMNITY BY EACH MEMBER. Each Member shall severally (and not jointly and severally) indemnify and hold harmless the STTOC Indemnitees from and against any Loss arising out of, in connection with or resulting from any inaccuracy in or breach of any of the representations or warranties made by such Member in Section 4.2 herein. The indemnification provided by this Section shall encompass claims of the STTOC Indemnitees against such Member for any Loss sustained by the STTOC Indemnitees under Section 4.2 whether or not involving any claim, action or proceeding by a third party.

         7.4 INDEMNIFICATION BY STTOC, STTII AND STPII. STTOC, STTII and STPII shall indemnify and hold harmless Frontier and each Member against any Loss suffered by Frontier, each Member and their shareholders, officers, directors, affiliates, members, managers, employees and agents, and respective heirs, devisees, legal representatives, successors and assigns (the "Frontier Indemnitees"), arising out of, in connection with or resulting from:

                           (a)      any breach of or failure to comply with any
covenant or agreement made by any of the Companies in this Agreement or in any agreement delivered pursuant hereto;

                           (b)      any inaccuracy in or breach of any of the
representations or warranties made by any of the Companies herein or in any schedule, certificate or agreement delivered pursuant hereto;

                           (c)      any claim arising directly or indirectly
from the alleged failure of Pioneer to discharge the Retained Liabilities, provided, that the Frontier Indemnitees agree to first seek indemnification for any Loss under this Section 7.4(c) from post-Closing Pioneer in accordance with the Joint Agreement;

                           (d)      any claim by any person for a brokerage or
finder's fees or a commission or similar payment based upon any agreement or understanding alleged to have been made by such person with the Companies (or any person acting on any of the Companies behalf) in connection with the transactions contemplated by this Agreement;

                           (e)      any Loss (other than a market loss as a
holder of Class B Units) from any third party claim arising out of the use of any pre-Closing Pioneer materials or information in any IPO or Financing, other than as a result of a breach of a representation or warranty by Frontier or the Members under this Agreement; or

                           (f)      any Loss arising out of the assistance
provided in Section 6.11.

                  Subsections 7.4(a) through 7.4(f) above shall be deemed to be independent bases for indemnification and Frontier Indemnitees shall be entitled to indemnification under each subsection. The indemnification provided by this Section shall encompass claims by the Frontier Indemnitees against any of the Companies for any Loss sustained by the Frontier Indemnitees whether or not involving any claim, action or proceeding by a third party.

         7.5 TAX IMPACT; INSURANCE AND CONTRACTS. The parties agree that any Loss for which indemnity is sought pursuant to the provisions of this
Article 7 shall be computed after deduction (or increase) of any net tax benefit (or disadvantage) which may accrue to the party seeking indemnity after giving effect to the incurrence by such party of the Loss giving rise to the claim for indemnification, the payment by such party of any such Loss and the receipt by such party of any indemnity pursuant hereto, but only to the extent such tax benefit (or disadvantage) is actually realized. In connection with any indemnity claim, the parties agree to first seek recovery of any Loss under any available insurance policy or third party contract. The amount of any Loss for which indemnification is provided under this Article 7 shall be reduced by the insurance proceeds received and any other amounts, if any, recovered from third parties by the Indemnitee (or its affiliates) with respect to any Loss. If any Indemnitee (or its affiliates) received any indemnification payment pursuant to this Article 7 with respect to any Loss, such Indemnitee shall, upon written request by the Indemnitor, assign to such Indemnitor (to the extent of the indemnification payment) any claim which such Indemnitor may have under any applicable insurance policy or contract which provided coverage for such Loss. Such Indemnitee shall reasonably cooperate (at the expense of the Indemnitor) to collect under such insurance policy or contract. If any Indemnitee (or its. affiliates) receives any payment pursuant to this Article 7 with respect to any Loss and subsequently receives insurance proceeds or other amounts with respect to such Loss, the Indemnitee (or its affiliates) shall promptly pay over to the Indemnitor the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnitor.

         7.6      CLAIMS PROCEDURE.

                           (a)      Notice. A party seeking indemnification
pursuant to this Agreement (the "Indemnitee") shall, within a reasonable time after receiving notice of a Loss, notify the party providing indemnification pursuant to this Agreement (the "Indemnitor") in writing of the facts that are the basis of such Loss which the Indemnitee has determined has given or may give rise to a right of indemnification under this Agreement (a "Claim"). Notwithstanding the foregoing, a delay in providing any notice of a Claim shall not prejudice any right to indemnification under this Agreement except to the extent that the Indemnitor is actually prejudiced by such failure. The amount of the Claim as set forth in the notice shall be based upon the Indemnitee's good faith opinion of the reasonable maximum exposure to the Indemnitor but shall not limit the Indemnitee's right to indemnification if the Loss resulting exceeds the amount set forth in the notice.

                           (b)      Third Party Claims. If any Claim relates to
a claim or demand by a third party against any STTOC indemnitee or Frontier Indemnitee, and the Indemnitor acknowledges its obligation to indemnify the Indemnitee with respect to such claim or demand, the Indemnitor shall have the right to settle any such third party claim or demand (at the Indemnitor's expense and without admitting that the Indemnitee had any liability with respect thereto and provided the sole relief is monetary damages to be paid in full by Indemnitor) or to employ counsel reasonably acceptable to the Indemnitee to defend any such third party claim or demand, and the Indemnitee shall have the right to participate in the defense of any such claim or demand with counsel of the Indemnitee's selection and at the Indemnitee's cost. So long as the Indemnitor is defending in good faith any such third party claim or demand, the Indemnitee will not settle such claim or demand. The Indemnitee shall make available to the Indemnitor or its representatives, at the Indemnitor's expense, all records and other materials required by it for its use in contesting any such claim or demand asserted by a third party against such Indemnitee. If the Indemnitor is not entitled to defend or settle a third party claim or demand because the Indemnitor does not acknowledge its indemnification obligation with respect to the Claim, or if the Indemnitor does not otherwise assume the defense of a third party claim or demand or abandons the defense of a third party claim or demand, the Indemnitor shall be deemed to have waived its right to defend or settle such a third party claim or demand and the Indemnitee shall have the right to defend or settle such third party claim or demand, and the Indemnitee shall continue to be entitled to indemnification pursuant to this Article 7. The Indemnitee may only settle a third party claim or demand in which it is entitled to defend or settle upon delivery to the Indemnitor of a statement by counsel for the Indemnitee that any such proposed settlement would be reasonable and in good faith under the circumstances of such third party claim or demand. If the Indemnitor objects to such proposed settlement, it may either assume the defense of such third party claim or demand or pay the Indemnitee's attorneys' fees and other out-of-pocket costs incurred thereafter in continuing to defend such third party claim or demand.
If the Indemnitor rejects any such proposed settlement, it shall be liable to the Indemnitee for any amount paid by the Indemnitee in excess of the settlement amount included in the rejected settlement offer, whether or not the Indemnitor would otherwise be liable to indemnify the Indemnitee with respect to such third party claim or demand.

                           (C)      Other Claims. If a STTOC Indemnitee or
Frontier Indemnitee suffers a Loss other than that arising from a claim or demand asserted by a third party, the Indemnitee shall in its notice of Claim propose a course of remedial action. The Indemnitor shall notify the Indemnitee whether it disputes its obligation to indemnify the Indemnitee or the amount of the Indemnitee's Loss, and shall propose a course of remedial action to satisfy the Claim. The Indemnitee shall allow the Indemnitor to undertake its proposed course of remedial action, if, and only if, such proposed course of remedial action (i) provides for the satisfaction of the claim in a manner consistent with Applicable Law and with applicable industry standards and (ii) will not be more disruptive of the Indemnitee's operations at the affected site than the remedial action proposed by the Indemnitee. If the Indemnitor disputes such Claim or any portion thereof, the Indemnitor shall specify in detail the portion of such Loss (if less than all) which is disputed and the facts relied upon by the Indemnitor as a basis for such dispute.

                           (d)      Notice of Fixed or Determined Loss. When a
Loss is paid or is otherwise fixed or determined, then the Indemnitee shall give the Indemnitor notice of such Loss, in reasonable detail and specifying the amount of such Loss, and the sections of this Agreement upon which the claim for indemnification for such Loss is based. If the Indemnitor desires to dispute such claim, it shall, within thirty (30) days after receipt of such notice, give counternotice, setting forth the basis for disputing such claim, to the other party. If no such counternotice is given within such thirty-day period or if the Indemnitor acknowledges liability for indenmification, then such Loss shall be promptly satisfied as provided in Section 7.7. If, within thirty (30) days after the receipt of counternotice by the Indemnitee the parties shall not have reached agreement as to the claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as provided below (it being expressly understood and agreed that if such counternotice is duly given, it is the intention of the parties that any such claim shall be resolved by arbitration as provided in this Section).

         7.7 SATISFACTION OF CLAIM. If the Indemnitor has acknowledged its obligation to indemnify Indemnitee with respect to a Claim and does not dispute the amount of such Claim, Indemnitee shall be entitled to immediate satisfaction in cash of any related Loss. If the Indemnitor disputes its obligation to indemnify Indemnitee with respect to a Claim, the Indemnitor shall pay the amount of any Loss related to the Claim in cash upon a final determination that the Indemnitor is obligated to indemnify Indemnitee with respect to such Claim. If the Indemnitor disputes the amount of a Claim, Indemnitee shall be entitled to immediate satisfaction in cash of any undisputed Loss related to the Claim and the Indemnitor shall pay in cash the amount of any disputed Loss upon a final determination of the indemnifiable amount of such Loss. No Indemnitee (or its affiliate) shall be entitled to offset the amount of any Loss to which it is entitled to indemnification hereunder against any obligation due by it to the Indemnitor (or its affiliate).

         7.8 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES. The representations, warranties, covenants, indemnities and agreements of the parties contained herein shall survive the Effective Time for a period of two (2) years (except as to any matters with respect to which a bona fide written Claim has been made before such date, in which event survival shall continue, but only with respect to, and to the extent of, such Claim); provided, however, that (i) Frontier's indemnification of the STTOC Indemnitees for any claim resulting indirectly or directly from the Excluded Liabilities or any breach of Section 6.1, and (ii) any Claims against the STTOC Indemnitees under Sections 7.4 (c), (e) and (f), shall survive the Closing until the running of the applicable statutes of limitation.

         7.9 PURCHASE PRICE ADJUSTMENT. Any amount paid by STTOC, STTII or STPII on the one hand, or Frontier or the Members on the other hand, to the other pursuant to this Article 7 will be treated for tax purposes as an adjustment to the Purchase Price.

         7.10 LIMITATIONS ON AMOUNT. Neither Frontier nor the Companies taken together will have any liability (for indemnification or otherwise) with respect to the matters described in Sections 7.2(a) and (b) or 7.4(a) and 7.4(b), as the case may be, until the total of all Losses with respect to such matters exceeds $200,000 and then only for the amount by which such Losses exceeds such amount but in no event for an amount exceeding $20,000,000. However, this Section 7.10 will not apply to any intentional breach of any of party's representations, warranties, covenants or obligations.


                                   ARTICLE 8


                          [INTENTIONALLY LEFT BLANK].


                                   ARTICLE 9

                          (INTENTIONALLY LEFT BLANK].


                                   ARTICLE 10


                                 MISCELLANEOUS


         10.1 NOTICES. Any notice, communication or request under this Agreement to either of the parties shall be in writing and shall be effectively delivered if delivered personally or sent by overnight courier service (with all fees prepaid), or by telecopy as follows:

     If to STTOC, STTII or STPII:
                                    5 North Pleasant Street
                                    New London, New Hampshire 03257
                                    Attn: C. Edward Broom
                                    Facsimile: (603) 526-7811

         with a copy to:            Sutherland, Asbill & Brennan LLP
                                    999 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309-3996
                                    Attention: William H. Bradley
                                    Facsimile: (404) 853-8806

         or to Member Representative or Frontier:
                                    25310 Jeans Road, PO Box 876
                                    Veneta, OR 97487
                                    Attention: Gregory M. Demers
                                    Facsimile: (541) 935-4749

         with a copy to:            Schwabe Williamson & Wyatt, P.C.
                                    1211 SW 5th Avenue
                                    Portland, Oregon 97204-3795

                                    Attention: Kirk Johansen
                                    Facsimile: (503)796-2900

                  Any such notice, request, demand or other communication shall be deemed to be given (i) if delivered in person, on the date delivered; (ii) if made by facsimile transmission, upon confirmation of receipt (including electronic confirmation), or, (iii) if sent by overnight courier service, on the first business day after the date sent. Any party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section.

         10.2 HEADINGS; CAPTIONS. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.

         10.3 EXCLUSIVE REMEDIES; COSTS. The remedies of the parties set forth in Article 7 shall be deemed to be the exclusive remedy for breaches of any representation, warranty or covenant contained in this Agreement, including any statutory, equitable, or common law remedy or theory. A party who prevails in prosecuting or defending an action with respect to this Agreement shall (in addition to any other relief hereunder) be paid by the other party all costs, fees and expenses, including reasonable attorneys' fees, incurred by the prevailing party in such action, including in arbitration, at trial or on appeal or review, and in any bankruptcy proceeding.

         10.4 SEVERABILITY. If any term or other provision of this Agreement is determined by a court of competent jurisdiction or in arbitration to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all of the terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner or adverse to any party hereto.

         10.5 INCORPORATION OF SCHEDULES AND EXHIBITS. This Agreement shall be deemed to have incorporated by reference all of the schedules and exhibits referred to herein to the same extent as if such schedules and exhibits were fully set forth herein. Each reference herein to "the Agreement" or "this Agreement" shall be construed to include each such schedule and exhibit.

         10.6 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement, the agreements referenced herein and the schedules and exhibits attached hereto represent the entire understanding and agreement among the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings between the parties with respect to that subject matter. This Agreement may not be amended or modified except by a written instrument executed by the parties. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement.

         10.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto, and their respective successors and permitted assigns, but no assignment shall relieve any party of its obligations hereunder. Neither this Agreement nor any rights, interests or obligations shall be assigned without the prior written consent of all parties, provided that the Companies' and Pioneer's rights and interests under this Agreement may be collaterally assigned to secure the Replacement Credit Facilities. Except for Pioneer or as contemplated in the preceding sentence, there are no third party beneficiaries to this Agreement.

         10.8 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the internal laws of the State of Oregon without regard to the conflict of laws thereof.

         10.9 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, including without limitation, the making, performance or interpretation of this Agreement, will be settled by arbitration. The arbitration shall be (i) in the event the Loss or amount in dispute is less than $250,000, by a single arbitrator, mutually selected by STTOC and Frontier (or the Member involved) or (ii) if the Loss or amount in dispute equals or exceeds $250,000, by a panel of three arbitrators, one arbitrator selected by each of STTOC and Frontier (or the Member involved) and the two arbitrators in turn selecting a third arbitrator to act with them in a panel. Each arbitrator shall be experienced in the matters at issue. The arbitration shall be held in such place in the metropolitan Portland, Oregon area as may be specified by the arbitrator or the panel (or any place agreed to by Frontier or the Member involved, STTOC and the arbitrator or panel), and shall be conducted in accordance with the Commercial Arbitration Rules existing at the date thereof of the American Arbitration Association to the extent not inconsistent with this Agreement. The decision of the arbitrator or panel shall be final and binding as to any matters submitted under this Agreement, and to the extent the decision is that a Loss has been suffered for which either party is to be indemnified under this Agreement, it shall be satisfied as provided in
Section 7.7; provided, however, that, if necessary, such decision and satisfaction procedure may be enforced by either STTOC or Frontier, or the Member involved in any court of record having jurisdiction over the subject matter or over any of the parties. The determination of which party (or combination of them) bears the costs and expenses incurred in connection with any such arbitration proceeding shall be determined by the arbitrator or panel. The parties agree that the arbitrator or panel shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty). The parties agree that that all facts and other information relating to any arbitration arising under this Agreement will be kept confidential to the fullest extent permitted by law.

         10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

         10.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         10.12 COUNTERPARTS. This Agreement may be executed simultaneously and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.13 FURTHER ASSURANCES. At any time or from time to time after the Closing Date, the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         10.14 ACCESS TO PIONEER RECORDS AFTER CLOSING. Following the Closing Date, each of the Companies will, and each of the Companies will cause Pioneer to, exercise reasonable care in the safekeeping of all books, records, agreement and other documents relating to Pioneer and will allow the Members and Frontier and their agents reasonable access to such books, records, agreements and other documents relating to pre-Closing Pioneer, the Timberlands, the Timberlands Related Assets and the Retained Contracts in order to inspect and make copies thereof

                                  ARTICLE II

                             MEMBER REPRESENTATIVE

          11.1 APPOINTMENT & ACCEPTANCE. By executing this Agreement, each Member hereby irrevocably constitutes and appoints Gregory M. Demers and the successors of him, acting as hereinafter provided, as his exclusive attorney-in-fact and agent in his name, place and stead, for and on behalf of each of them, in connection with the transactions and agreements contemplated by this Agreement (the "Member Representative"), and acknowledges that such appointment, being relied upon by STTOC, STTII, STPII and Pioneer, is coupled with an interest. By executing and delivering this Agreement, Mr. Demers hereby
(a) accepts his appointment and authorization to act as the Member Representative as attorney-in-fact and agent on behalf of the Members in accordance with the terms of this Agreement and (b) agrees to perform his obligations under, and otherwise comply with, this Article 11.

         11.2 AUTHORITY. Each Member by executing this Agreement fully and completely, without restriction:

                           (a)      Execution and Delivery of Agreement.
Authorizes and empowers the Member Representative (i) to prepare, finalize, approve and authorize all exhibits, schedules and other attachments to this Agreement, and the other agreements, instruments and documents delivered by or on behalf of the Members pursuant to this Agreement, (ii) to deliver on the Member's behalf to STPII, STTII or STTOC as provided in this Agreement the certificates representing all of the Member's Interest duly endorsed by the Member and otherwise as provided in this Agreement and all other materials to be delivered in connection with such certificates, (iii), to execute, deliver and accept on the Member's behalf the other contracts, instruments and documents to be delivered by or on behalf of the Member pursuant to this Agreement, (iv) to execute and deliver, and to accept delivery, on the Member's behalf of such amendments as may be deemed by the Member Representative in his sole discretion to be appropriate under this Agreement, and the other contracts, instruments and documents to be delivered by or on behalf of the Members pursuant to this Agreement, and (v) to execute and deliver, and to accept delivery, on the Member's behalf of such waivers, consents, contracts, instruments and other documents as may be deemed by the Member Representative in his sole discretion to be appropriate under this Agreement, or the other Member Delivered Agreements;

                           (b)      Notices of Determinations. Agrees to be
bound by all notices received and contracts and determinations made by and documents executed and delivered by the Member Representative under this Agreement, and the other contracts, instruments and documents to be delivered by or on behalf of the Member pursuant to this Agreement;

                           (C)      Disputes & Consents. Authorizes the Member
Representative (i) to dispute or to refrain from disputing any claim made by STTOC, STPII, Pioneer or STTII under this Agreement, and the other contracts, instruments and documents to be delivered by or on behalf of Frontier and the Members pursuant to this Agreement, (ii) to negotiate and compromise any dispute which may arise under, and to exercise or refrain from exercising remedies available under this Agreement, and the other Member and Frontier Delivered Agreements and to sign any releases or other documents with respect to such dispute or remedy, (iii) to waive any condition contained in this Agreement, and the other Member and Frontier Delivered Agreements, (iv) to give any and all consents under this Agreement and the other Member and Frontier Delivered Agreements, (v) to give such instructions, and (vi) to do such other things and refrain from doing such other things as the Member Representative in his sole discretion may consider necessary or proper or convenient in connection with or to carry out the provisions of this Agreement, and the other Member and Frontier Delivered Agreements; and

                           (d)      Payments-Receipt & Disbursements. Authorizes
and directs the Member Representative: (i) to receive any payments made to such Members or to the Member Representative on such Member's behalf pursuant to any of the Member Delivered Agreements, (ii) to invest such funds pending their disbursement in such manner as the Member Representative in his sole discretion deems appropriate, and (iii) to disburse to the Members payments made to the Member Representative under any of the Member Delivered Agreements.

         11.3 CERTAIN LIMITATION. Notwithstanding the foregoing or anything else in this Agreement, the Member Representative shall have no authority with respect to a breach by a Member of a representation or warranty in Section 4.2, as to which such Member shall have the sole authority to exercise rights or remedies.

         11.4 SUCCESSORS. If the Member Representative resigns or ceases to function in his capacity as such for any reason whatsoever, then the Members who owned at least twenty percent (20%) of the interests of pre-Closing Pioneer may appoint a successor, and provided, further, that if for any reason no successor has been appointed pursuant to the foregoing proviso within thirty
(30) days, then STPII or any Member shall have the right to petition a court of competent jurisdiction for appointment of a successor.

          11.5 INDEMNIFICATION. The Members hereby jointly and severally agree to indemnify, defend and hold the Member Representative harmless for any and all liability, loss, cost, damage or expense (including attorneys' fees) reasonably incurred or suffered as a result of the performance of his duties under this Agreement, except for gross negligence or willful misconduct.

         11.6 SURVIVAL OF AUTHORIZATIONS. EACH MEMBER INTENDS FOR THE AUTHORIZATIONS AND CONTRACTS IN THIS SECTION TO REMAIN IN FORCE AND NOT BE AFFECTED IF SUCH MEMBER SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT AS PROVIDED UNDER OREGON LAW, DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS HEREOF AS A HOLDER MAY DEEM APPROPRIATE, AND DOES HEREBY DIRECT THAT NO POSTING OF A SURETY BOND SHALL BE REQUIRED. All powers granted to the Member Representative under this Agreement shall survive the Closing of this Agreement.

                  IN WITNESS WHEREOF, STTOC, STPII, STTII, Frontier and each of the Members has each executed this Agreement, all as of the day and year first above written.

                                STRATEGIC TIMBER TWO
                                OPERATING CO., LLC


                                /s/ Joseph E. Rendini
                                -----------------------------------------
                                Joseph E. Rendini, Vice President



                                STRATEGIC TIMBER PARTNERS II,
                                LP

                                By: Strategic Timber Two Operating Co.
                                LLC
                                Its: General Partner



                                /s/ Joseph E. Rendini
                                -----------------------------------------
                                Joseph E. Rendini, Vice President



                                STRATEGIC TIMBER TRUST II, LLC



                                /s/ Joseph E. Rendini
                                -----------------------------------------
                                Joseph E. Rendini, Vice President



                                FRONTIER RESOURCES, LLC



                                /s/ Gregory M. Demers
                                -----------------------------------------
                                Gregory M. Demers, President


                                MEMBERS



                                /s/ Gregory M. Demers
                                -----------------------------------------
                                Gregory M. Demers, President



                                /s/ T. Yates Exley
                                -----------------------------------------
                                T. Yates Exley



                                /s/ Darrick Salyers
                                -----------------------------------------
                                Darrick Salyers

                        /s/ James Youel            By: /s/ Gregory M. Demers
                        ----------------------------------------------------
                        James A. Youel,            As Attorney In Fact



                        Old Pioneer, LLC

                        /s/ Gregory M. Demers
                        ----------------------------------------------
                        Gregory M. Demers, Authorized Member



                        King Investment Group, Inc.

                        /s/ Edward King            By: /s/ Gregory M. Demers
                        ----------------------------------------------------
                        Edward King, President     As Attorney In Fact

                                /s/ James A. Youel
                                -----------------------------------------
                                James A. Youel



                                Old Pioneer, LLC


                                -----------------------------------------
                                Gregory M. Demers, Authorized Member



                                King Investment Group, Inc.


                                -----------------------------------------
                                Edward King, President